Exhibit 99.1

NEWS RELEASE

For: IMMEDIATE RELEASE

Date: February 5, 2009

Contact: CHARLES N. FUNK, PRESIDENT & CEO or GARY J. ORTALE, EVP & CFO

Or The Investor Relations Company, Woody Wallace, President, 312-245-2700, wwallace@tirc.com

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS FOURTH QUARTER AND YEAR END 2009 FINANCIAL

RESULTS

Iowa City, Iowa – MidWestOne Financial Group, Inc., (NASDAQ - MOFG) reported results for its fourth quarter and fiscal year ended December 31, 2009. Net income for the fourth quarter totaled $1,616,000. After dividends on the Company’s preferred stock, net income available to common shareholders was $1,400,000, or $0.16 per diluted share, compared with a loss of $31,504,000, or ($3.66) per diluted share, in the fourth quarter of 2008.

“This was our strongest quarter of the year. Business conditions appear to have stabilized in our geographic footprint, Eastern Iowa. This gives us some momentum going into 2010,” stated Charles N. Funk, President and Chief Executive Officer. “While our levels of non-performing assets remain above our long term norms, we believe it is encouraging that 30-89 days past due, non-accrual, and more than 90 days past dues were lower than they were at the end of 2008. We maintained profitability in each quarter of 2009 while adding $7.7 million to our loan loss reserve. This has been a team effort and I commend all our lenders and loan review personnel for their disciplined performance in a very tough operating environment,” Mr. Funk concluded.

Net income in the fourth quarter was higher than the same period in 2008 primarily due to:

•	the absence of goodwill impairment;

•	lower other than temporary impairment charge on investments in certain debt securities secured by pools of trust preferred securities; and

•	a decreased loan loss provision.

Net income for the year ended December 31, 2009 totaled $4,409,000, or $0.42 per diluted share, compared with a loss of $24,562,000, or ($3.09) per diluted share, for fiscal 2008. The increase in net income was due primarily to increased net interest income after provision for loan losses, decreased other than temporary impairment charge on investments, and the absence of goodwill impairment.

Results of Operations

Net interest income in the fourth quarter of 2009 increased marginally to $11,390,000 from $11,351,000 for the fourth quarter of 2008. The positive effects of the lower interest rate environment on our net interest income were largely offset by the lower interest income from the Company’s loan pool participations. The Company’s net interest margin for the fourth quarter of 2009 amounted to 3.28%, slightly lower than the 3.37% net interest margin for the fourth quarter of 2008. The Company posted a net interest margin of 3.27% for 2009, virtually unchanged from 3.28% for fiscal 2008.

The provision for loan losses for the fourth quarter of 2009 was $1,750,000 compared with $2,700,000 for the fourth quarter of 2008, with the decreased provision attributable to the stabilization and slight decrease in non-performing loans and loans past due 30 to 89 days. For the year ended December 31, 2009, the provision for loan losses increased to $7,725,000 compared with $4,366,000 for fiscal 2008.

Noninterest income for the quarter rose to $3,514,000, up $6,797,000 from a loss of $3,283,000 for the fourth quarter of 2008. Of this increase, $5,225,000 was attributable to a significant decrease in impairment losses on the Company’s investment securities portfolio during the fourth quarter of 2009 compared to the fourth quarter of 2008. The majority of the $402,000 impairment charge recognized in the fourth quarter of 2009 resulted from additional other than temporary impairment of collateralized debt obligations backed by groups of trust preferred securities issued by multiple banks and insurance companies. These securities had an original cost of $9.75 million, but because of several impairment charges recognized during 2008 and 2009, the book value of these securities at December 31, 2009, had been reduced to $2.0 million. The fourth quarter 2009 impairment loss was partially offset by a gain on sales of securities available for sale totaling $333,000, compared to a loss of $552,000 on such sales in the same period of 2008, and significantly higher mortgage origination and loan servicing fees of $526,000 for the fourth quarter of 2009 compared with $90,000 for the fourth quarter of 2008, an increase of $436,000. The increase in mortgage origination fees was attributable to a significantly higher refinancing volume of single family residential loans, which was stimulated by the low interest rate environment and concerted efforts by our mortgage loan staff to help our customers take advantage of the historically low mortgage rates.

“We are proud of our associates’ efforts that contributed to the large increase in loan fees in 2009. We assisted many customers in purchasing new homes or lowering their mortgage payments by refinancing into lower-rate mortgages.” Mr. Funk noted.

For the year ended December 31, 2009, noninterest income rose to $12,519,000, up $6,977,000 from $5,542,000 during fiscal 2008. The primary reason for this increase relates to the lower other than temporary impairment charge on investment securities. For fiscal 2009, mortgage origination and servicing fees rose to $2,770,000, up $1,863,000, from fiscal 2008. In addition, the timing of the Company’s merger with the “former” MidWestOne Financial Group, Inc. in March 2008 resulted in significant increases in all noninterest income categories.

Noninterest expense for the fourth quarter of 2009 totaled $11,174,000, compared with $39,610,000 for the fourth quarter of 2008. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees and data processing expense. The primary reasons for the lower noninterest expense for the fourth quarter of

2009 were the absence of a goodwill impairment charge of $27.3 million in the fourth quarter of 2008, and a decrease in other operating expense from $3,004,000 in the final quarter of 2008 to $1,263,000 for the same period of 2009.

For the fiscal year just ended, absent the goodwill impairment in 2008, most noninterest expense categories experienced increases compared to the same period of 2008 due to the timing of the merger in March 2008. However, in addition to the expected proportionate increases attributable to the merger, the Company experienced a disproportionate increase in FDIC insurance premiums which increased to $3,244,000 for 2009 from $595,000 for 2008.

The Company realized income tax expense of $364,000 for the quarter ended December 31, 2009 compared with a $2,738,000 benefit for the same period in 2008, and an income tax benefit of $79,000 for the year ended December 31, 2009 compared with a $450,000 income tax benefit for the same period in 2008. The tax benefit recorded by the Company for the year just ended was the result of tax-exempt income on tax-exempt bonds.

Balance Sheet and Asset Quality

Total assets of the Company increased slightly to $1.53 billion at December 31, 2009 from $1.51 billion at December 31, 2008. This growth resulted primarily from increased investment in securities, somewhat offset by a decrease in loans due to refinancing activity of portfolio loans, mainly single family residential that are then sold on the secondary market. The asset growth was funded by an increase in deposits together with the receipt of a $16.0 million investment from the U.S. Department of the Treasury under its Capital Purchase Program (CPP). Total deposits at year end were $1.18 billion compared with $1.13 billion at December 31, 2008, up $51.7 million, or 4.6%, primarily due to increased consumer and public fund deposits.

The Company’s total bank loans (excluding loan pool participations and loans held for sale) were $967.0 million as of December 31, 2009, compared with $1.01 billion as of December 31, 2008. The decrease in the loan portfolio was primarily in residential real estate loans. Such decrease was attributable to the high volume of refinancing activity, which resulted in a significant amount of adjusted rate residential real estate loans that were held in the Company’s loan portfolio being refinanced into fixed-rate loans that are sold in the secondary market rather than held in the Company’s portfolio. At December 31, 2009, the Company’s largest category of bank loans was commercial real estate, comprising 45% of the portfolio, with 13% owner occupied, 11% non-owner occupied, 9% farmland, 9% construction, and 3% multifamily. Commercial loans was the next largest category at 22%, residential real estate loans 21%, agricultural loans 10%, and consumer loans, 2%. All percentages relate to direct loans and do not include loan pool participations. Including loan pool participations, the loan to deposit ratio was 89.2% as of December 31, 2009, compared with 98.4% as of the prior year end.

During 2009, the Company experienced a decrease in non-performing loans. Specifically, non-performing loans totaled $13.9 million as of December 31, 2009, or 1.44% of total bank loans, compared with $15.2 million at December 31, 2008, or 1.50% of bank loans. Non-performing loans at December 31, 2009 consisted of $9.9 million in nonaccrual loans, $2.6 million in troubled debt restructures and $1.4 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the non-performing loan totals) were $10.1 million as of December 31, 2009 compared with $10.8 million at the previous year end. As of December 31, 2009, other real estate owned (not included in non-performing loans) totaled $3.6 million, an increase of $2.6 million from December 31, 2008. As of December 31, 2009, the allowance for bank loan losses was $14.0 million, or 1.44% of total bank loans, compared with $11.0 million, or 1.08% of total bank loans, at December 31, 2008. The bank had net loan charge-offs of $1.3 million in the fourth quarter of 2009, or an annualized 0.56% of average bank loans outstanding, and net loan charge-offs of $4.7 million for the year ended December 31, 2009, for an annualized 0.49% of average bank loans outstanding.

Loan pool participations totaled $85.2 million as of December 31, 2009, down from $95.1 million as of December 31, 2008. Loan pool participations are participation interests in performing, sub-performing and non-performing loans that have been purchased from various non-affiliated banking organizations. The former MidWestOne had engaged in this activity since 1988, and the Company continued this line of business following its merger with the former MidWestOne. Management has identified a target range for loan pool participation balances of between $90.0 million and $110.0 million, and continues to be active in bidding on new pools as they become available. The most recently purchased pools have performed well and management believes the business still has the potential to generate attractive risk-adjusted returns over the long term. The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The Company does not actively seek to purchase consumer or consumer real estate loans characterized as subprime credit. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 1.73% for the fourth quarter of 2009, down significantly from 6.55% for the fourth quarter of 2008. Yields were 3.21% and 8.41% for the year ended December 31, 2009 and 2008, respectively. The net yield was lower in 2009 than for 2008 due to elevated charge-off levels in the portfolio as well as slowed collections as borrowers saw their ability to refinance their debt decline, due to continued tightness in the credit markets.

Investment securities totaled $370.9 million as of December 31, 2009, 24.2% of total assets. Approximately $362.9 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies, mortgage-backed securities and obligations of states and political subdivisions. We recognized other than temporary impairment charges on several investment securities during the fourth quarter of 2009 which brought total other than temporary impairment charges on securities to $2.4 million for the year ended December 31, 2009, compared with $6.2 million for 2008.

Capital Adequacy

Total shareholders’ equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the CPP) was $152.2 million as of December 31, 2009. The total shareholders’ equity to total assets ratio was 9.92% at December 31, 2009, while the tangible common equity to tangible assets ratio was 8.15% as of the same date. Tangible common equity per share was $14.42 as of December 31, 2009, up from $13.58 per share at December 31, 2008. This increase was primarily attributable to the Company’s net income of $4.4 million for fiscal 2009.

On February 6, 2009, the Company sold $16.0 million of senior preferred stock to the Treasury pursuant to the CPP, which was less than the maximum of $34.2 million approved, all of which remained outstanding at year end. The proceeds from the sale of preferred stock were invested with MidWestOne Bank as equity capital. During the fourth quarter, the Company paid dividends of $200,000 on the senior preferred stock, for a total of $620,000 in 2009.

Other Developments

On January 21, 2010, the Company’s Board of Directors declared a fourth quarter cash dividend of $0.05 per common share, which is consistent with the dividend paid in the third quarter. The dividend is payable March 15, 2010 to shareholders of record at the close of business on March 1, 2010. At this quarterly dividend rate, the indicated annual cash dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company’s bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Hudson, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s financial condition, including the Company’s tangible common equity to tangible assets ratio. Management believes these ratios provide investors with information regarding the Company’s financial condition and capital adequacy and how management evaluates the Company’s financial condition and capital adequacy internally. The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of December 31,	As of September 30,	As of December 31,
(in thousands)	2009	2009	2008

Tangible common equity
Total shareholders’ equity	152,208	$151,910	$130,342
Less: Preferred equity	(15,699)	(15,683)	—
Goodwill and intangibles	(12,411)	(12,585)	(13,543)

Tangible common equity	124,098	123,642	116,799

Tangible Assets
Total assets	1,534,783	1,529,676	1,508,962
Less: Goodwill and intangibles	(12,411)	(12,585)	(13,543)

Tangible assets	1,522,372	1,517,091	1,495,419

Tangible common equity/tangible assets	8.15%	8.15%	7.81%

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company’s loan and securities portfolios, demand for loan products and deposit flows; (5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company’s respective market areas; (7) our ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL SUMMARY

	QUARTER ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
(in thousands)	2009	2008	2009	2008
	(unaudited)		(unaudited)
Summary of Operations:
Statements of Income (Loss):
Interest income (excluding loan pool participations)	$17,719	17,877	$71,549	$65,746
Interest income and discount on loan pool participations	102	1,314	1,809	4,459

Total interest income	17,821	19,192	73,358	70,206
Total interest expense	6,431	7,841	28,243	30,395

Net interest income	11,390	11,351	45,115	39,811
Provision for loan losses	1,750	2,700	7,725	4,366
Noninterest income	3,514	(3,283)	12,519	5,542
Noninterest expense	11,174	39,610	45,579	65,999

Income (loss) before tax	1,980	(34,242)	4,330	(25,012)
Income tax expense (benefit)	364	(2,738)	(79)	(450)

Net income (loss)	$1,616	$(31,504)	$4,409	$(24,562)

Less: Preferred stock dividends and discount accretion	216	—	779	—

Net income (loss) available to common shareholders	$1,400	$(31,504)	$3,630	$(24,562)

Per Common Share Data:
Net income (loss) - basic	$0.16	$(3.66)	$0.42	$(3.09)
Net income (loss) - diluted	$0.16	$(3.66)	$0.42	$(3.09)
Dividends declared	$0.05	$0.15	$0.30	$0.46
Weighted average shares outstanding	8,605,333	8,618,673	8,604,733	7,945,870
Weighted average diluted shares outstanding	8,606,316	8,618,673	8,604,754	7,945,870

Performance Ratios:
Return on average assets	0.41%	(8.28)%	0.29%	(1.61)%
Return on average shareholders’ equity	4.21%	(85.68)%	2.99%	(15.96)%
Return on average tangible common equity	4.48%	(94.43)%	3.00%	(17.50)%
Net interest margin (FTE)	3.28%	3.37%	3.27%	3.28%
Net bank loan charge-offs/average bank loans	0.56%	1.09%	0.49%	0.52%

	DECEMBER 31,		DECEMBER 31,
(in thousands)	2009		2008
	(unaudited)
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$1,534,783		$1,508,962
Loans, net of unearned income	966,998		1,014,814
Allowance for loan losses	(13,957)		(10,977)
Loan pool participations, gross	85,186		95,066
Total deposits	1,179,868		1,128,189
Total shareholders’ equity	152,208		130,342

Per Share Data:
Total equity (book value)	$17.69		$15.15
Tangible common equity	$14.42		$13.58
Common shares outstanding	8,605,333		8,603,055

Financial Ratios:
Tangible common equity/tangible assets	8.15%		7.81%
Total shareholders’ equity/total assets	9.92%		8.64%
Total loans + loan pools/total deposits	89.18%		98.40%
Nonperforming bank loans/total bank loans	1.44%		1.50%
Nonperforming bank loans + other real estate/total assets	1.14%		1.08%
Allowance for bank loan losses/total bank loans	1.44%		1.08%
Allowance for loan pool losses/total loan pools	2.51%		2.24%
Allowance for bank loan losses/nonperforming bank loans	100.56%		72.06%

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